Investor Relations Contact:
Michael J. Melnyk, CFA
732-870-4581
mmelnyk@commvault.com

Media Relations Contact:
Miranda Foster
732-728-5378
mfoster@commvault.com

Commvault Announces Fiscal 2022 Fourth Quarter Financial Results
---Record quarterly and annual revenue ---
--- Fourth quarter software and products revenue up 12% year over year ---
--- Fourth quarter recurring revenue up 19% year over year ---
---Annualized recurring revenue (ARR) up 13% year over year ---

Fourth quarter and Fiscal 2022 highlights include:

	Fourth quarter	Fiscal 2022
GAAP Results:
Revenues	$205.9 million	$769.6 million
Income from Operations (EBIT)	$11.4 million	$41.6 million
EBIT Margin	5.6%	5.4%
Diluted Earnings Per Share	$0.17	$0.71

Non-GAAP Results:
Income from Operations (EBIT)	$46.6 million	$161.7 million
EBIT Margin	22.6%	21.0%
Diluted Earnings Per Share	$0.75	$2.51

Tinton Falls, N.J. – May 3, 2022 – Commvault [NASDAQ: CVLT] today announced its financial results for the fourth quarter and fiscal year ended March 31, 2022.

“We are pleased to have delivered another record quarter to cap off the best year in our history," said Sanjay Mirchandani, President and CEO. "Demand is strong for our differentiated portfolio, our team is executing, and we are taking market share. We are excited about our growth prospects in the new fiscal year."
Total revenues for the fourth quarter of fiscal 2022 were $205.9 million, an increase of 8% year over year. Total recurring revenue was $173.2 million, an increase of 19% year over year. For the full fiscal year, total revenues were $769.6 million, an increase of 6% from fiscal year 2021.

Annualized recurring revenue (ARR), which is the annualized value of all active Commvault recurring revenue streams at the end of the reporting period, was $583.3 million as of March 31, 2022, up 13% from March 31, 2021.

Software and products revenue in the fourth quarter was $100.5 million, an increase of 12% year over year. The year over year increase in software and products revenue was driven by a 19% increase in revenue from larger deals (deals greater than $0.1 million in software and products revenue).

Larger deal revenue represented 73% of our software and products revenue in the three months ended March 31, 2022. The number of larger deal revenue transactions increased 14% year-over-year to 226 deals for the three months ended March 31, 2022. The average dollar amount of larger deal revenue transactions was approximately $327,000, representing a 4% increase from the prior year quarter.

Software and products revenue for the full fiscal year was $356.5 million, an increase of 9% from fiscal 2021. The year-over-year increase in software and products revenue was driven by a 13% increase in revenue from larger deals.

Larger deal revenue represented 72% of our software and products revenue in fiscal year 2022. The number of larger deal revenue transactions increased 19% from fiscal year 2021 to 799 deals. The average dollar amount of larger deal revenue transactions was approximately $320,000, representing a 4% decrease from the prior year.

Services revenue in the quarter was $105.5 million, up 3% year over year. For the full fiscal year, services revenue was $413.1 million, up 4% from fiscal 2021. Services revenue growth was driven by Commvault's software-as-a-service offerings.

On a GAAP basis, income from operations (EBIT) was $11.4 million for the fourth quarter compared to $10.3 million in the same period of the prior year. Non-GAAP EBIT was $46.6 million in the quarter compared to $38.8 million in the prior year.

On a GAAP basis, income from operations (EBIT) for the full fiscal year was $41.6 million compared to loss of $22.3 million in fiscal year 2021. Non-GAAP income from operations (EBIT) was $161.7 million in fiscal 2022 compared to $137.5 million in the prior fiscal year quarter.

For the fourth quarter of fiscal 2022, Commvault reported net income of $8.0 million. Non-GAAP net income for the quarter was $34.6 million, or $0.75 per diluted share.

For the full fiscal year, Commvault reported a net income of $33.6 million. Non-GAAP net income for the full fiscal year was $118.7 million, or $2.51 per diluted share.

Operating cash flow totaled $87.1 million for the fourth quarter of fiscal 2022 compared to $64.7 million in the prior year quarter. For the full fiscal year, operating cash flow was $177.2 million, compared to $124.0 million for fiscal year 2021. Total cash and short-term investments were $267.5 million as of March 31, 2022 compared to $397.2 million as of March 31, 2021. There were no borrowings against the revolving line of credit.

During the fiscal fourth quarter, Commvault repurchased approximately 600,000 shares of its common stock totaling $39.8 million at an average price of approximately $66.29 per share. During the full fiscal year, Commvault repurchased approximately 4.3 million shares of its common stock totaling $305.2 million at an average price of approximately $70.87 per share.

On April 21, 2022, the Board of Directors approved a new share repurchase program of up to $250.0 million. The Board’s authorization permits Commvault to make purchases of its common stock from time to time in the open market or through privately negotiated transactions, subject to market and other conditions. The Board’s authorization has no expiration date.

“We continue to believe that the strength of our balance sheet, coupled with the current and long-term outlook for our business, provides an opportunity to create value for our long-term shareholders,” said Mr. Mirchandani.

A reconciliation of GAAP to non-GAAP results has been provided in Financial Statement Table IV included in this press release. An explanation of these measures is also included below under the heading “Use of Non-GAAP Financial Measures.”

Use of Non-GAAP Financial Measures

Commvault has provided in this press release the following non-GAAP financial measures: non-GAAP income from operations, non-GAAP income from operations margin, non-GAAP net income, non-GAAP diluted earnings per share and annualized recurring revenue (ARR). This financial information has not been prepared in accordance with GAAP. Commvault uses these non-GAAP financial measures internally to understand, manage and evaluate its business and make operating decisions. In addition, Commvault believes these non-GAAP operating measures are useful to investors, when used as a supplement to GAAP financial measures, in evaluating Commvault’s ongoing operational performance. Commvault believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends, and in comparing its financial results with other companies in Commvault’s industry, many of which present similar non-GAAP financial measures to the investment community. Commvault has also provided software and products, services and total revenues on a constant currency basis. Commvault analyzes revenue growth on a constant currency basis in order to provide a comparable framework for assessing how the business performed excluding the effect of foreign currency fluctuations.

All of these non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures, which are provided in Table IV included in this press release.

Non-GAAP income from operations and non-GAAP income from operations margin. These non-GAAP financial measures exclude noncash stock-based compensation charges and additional Federal Insurance Contribution Act (FICA) and related payroll tax expense incurred by Commvault when employees exercise in the money stock options or vest in restricted stock awards. Commvault has also excluded restructuring costs, certain costs related to key employees of Hedvig, the noncash amortization of intangible assets, acquisition costs related to TrapX, the gain on the sale of its equity method investment in Laitek, Inc. and, for fiscal year 2021, the noncash impairment of intangible assets from its non-GAAP results. These expenses are further discussed in Table IV. Commvault believes that these non-GAAP financial measures are useful metrics for management and investors because they compare Commvault’s core operating results over multiple periods. When evaluating the performance of Commvault’s operating results and developing short- and long-term plans, Commvault does not consider such expenses.

Although noncash stock-based compensation and the additional FICA and related payroll tax expenses are necessary to attract and retain employees, Commvault places its primary emphasis on stockholder dilution as compared to the accounting charges related to such equity compensation plans. Commvault believes that providing non-GAAP financial measures that exclude noncash stock-based compensation expense and the additional FICA and related payroll tax expenses incurred on stock option exercises and vesting of restricted stock awards allow investors to make meaningful comparisons between Commvault’s operating results and those of other companies.

There are a number of limitations related to the use of non-GAAP income from operations and non-GAAP income from operations margin. The most significant limitation is that these non-GAAP financial measures exclude certain operating costs, primarily related to noncash stock-based compensation, which is of a recurring nature. Noncash stock-based compensation has been, and will continue to be for the foreseeable future, a significant recurring expense in Commvault’s operating results. In addition, noncash stock-based compensation is an important part of Commvault’s employees’ compensation and can have a significant impact on their performance. Lastly, the components that Commvault excludes in its non-GAAP financial measures may differ from the components that its peer companies exclude when they report their non-GAAP financial measures.

Due to the limitations related to the use of non-GAAP measures, Commvault’s management assists investors by providing a reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure. Further, Commvault's management uses non-GAAP financial measures only in addition to, and in conjunction with, results presented in accordance with GAAP.

Non-GAAP net income and non-GAAP diluted earnings per share (EPS). In addition to the adjustments discussed in non-GAAP income from operations, non-GAAP net income and non-GAAP diluted EPS incorporates a non-GAAP effective tax rate of 27%.

Commvault anticipates that in any given period its non-GAAP tax rate may be either higher or lower than the GAAP tax rate as evidenced by historical fluctuations. Commvault defines its cash tax rate as the total amount of cash income taxes payable for the fiscal year divided by consolidated GAAP pre-tax income. Over time, Commvault believes its GAAP and cash tax rates will align.

Commvault considers non-GAAP net income and non-GAAP diluted EPS useful metrics for Commvault management and its investors for the same basic reasons that Commvault uses non-GAAP income from operations and non-GAAP income from operations margin. In addition, the same limitations as well as management actions to compensate for such limitations described above also apply to Commvault’s use of non-GAAP net income and non-GAAP EPS.

Conference Call Information
Commvault will host a conference call today, May 3, 2022 at 8:30 a.m. Eastern Time (5:30 a.m. Pacific Time) to discuss its financial results. To access this call, dial 844-742-4247 (domestic) or 661-378-9470 (international). The live webcast can be accessed under the "Events" section of Commvault's website. An archived webcast of this conference call will also be available following the call.

About Commvault
Commvault (NASDAQ: CVLT) liberates business and IT professionals to do amazing things with their data by ensuring the fundamental integrity of their business. Its industry-leading Intelligent Data Services Platform empowers these professionals to store, protect, optimize, and use their data, wherever it lives. Delivering the ultimate in simplicity and flexibility to customers, its Intelligent Data Services Platform is available as software subscription, an integrated appliance, partner-managed, and software as a service—a critical differentiator in the market. For 25 years, more than 100,000 organizations have relied on Commvault, and today, Metallic is accelerating customer adoption to modernize their environments as they look to SaaS for the future. Driven by its values—Connect, Inspire, Care, and Deliver—Commvault employs more than 2,800 highly-skilled individuals around the world. Visit Commvault.com or follow us at @Commvault.

Safe Harbor Statement
This press release may contain forward-looking statements, including statements regarding financial projections, which are subject to risks and uncertainties, such as competitive factors, difficulties and delays inherent in the development, manufacturing, marketing and sale of software products and related services, general economic conditions, outcome of litigation and others. For a discussion of these and other risks and uncertainties affecting Commvault's business, see "Item IA. Risk Factors" in our annual report in Form 10-K and "Item 1A. Risk Factors" in our most recent quarter report in Form 10-Q. Statements regarding Commvault’s beliefs, plans, expectations or intentions regarding the future are forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from anticipated results. Commvault does not undertake to update its forward-looking statements. The development and timing of any product release as well as any of its features or functionality remain at our sole discretion.

©1999-2022 Commvault Systems, Inc. All rights reserved. Commvault, Commvault Systems, the “C hexagon” logo & Commvault, the “C hexagon” logo, Hedvig, the “Cube” logo, Metallic, the Metallic “Wave” logo, TrapX, Trap X Security, APSS, CommCell, CommNet, CommServe, Commvault Edge, Commvault GO, CryptoTrap, DeceptionGrid, Edge Drive, GridStor, Hyperscale X, InnerVault, IntelliSnap, Universal Data Plane, and Vault Tracker are trademarks or registered trademarks of Commvault Systems, Inc. All other third-party brands, products, service names, trademarks, or registered service marks are the property of and used to identify the products or services of their respective owners. All specifications are subject to change without notice.

Table I

Commvault Systems, Inc.

Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,		Year Ended March 31,
	2022	2021	2022	2021
Revenues:
Software and products	$100,489	$89,355	$356,487	$326,843
Services	105,460	101,986	413,104	396,629
Total revenues	205,949	191,341	769,591	723,472
Cost of revenues:
Software and products	4,586	6,552	14,057	27,218
Services	27,461	23,059	99,802	82,155
Total cost of revenues	32,047	29,611	113,859	109,373
Gross margin	173,902	161,730	655,732	614,099
Operating expenses:
Sales and marketing	93,138	86,661	341,644	331,948
Research and development	40,497	35,577	153,615	133,401
General and administrative	22,130	23,205	103,049	92,214
Restructuring	4,110	3,762	6,192	23,471
Depreciation and amortization	2,582	2,187	9,666	14,628
Impairment of intangible assets	—	—	—	40,700
Total operating expenses	162,457	151,392	614,166	636,362
Income (loss) from operations	11,445	10,338	41,566	(22,263)
Interest income	113	269	656	1,028
Interest expense	(90)	—	(109)	—
Other income, net	737	—	1,301	—
Income (loss) before income taxes	12,205	10,607	43,414	(21,235)
Income tax expense	4,217	4,346	9,790	9,719
Net income (loss)	$7,988	$6,261	$33,624	$(30,954)
Net income (loss) per common share:
Basic	$0.18	$0.13	$0.74	$(0.66)
Diluted	$0.17	$0.13	$0.71	$(0.66)
Weighted average common shares outstanding:
Basic	44,596	46,888	45,443	46,652
Diluted	45,840	48,670	47,220	46,652

Table II

Commvault Systems, Inc.

Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	March 31,	March 31,
	2022	2021
ASSETS
Current assets:
Cash and cash equivalents	$267,507	$397,237
Trade accounts receivable, net	194,238	188,126
Other current assets	22,336	22,237
Total current assets	484,081	607,600

Property and equipment, net	106,513	112,779
Operating lease assets	14,921	20,778
Deferred commissions cost	52,974	38,444
Intangible assets, net	3,542	—
Goodwill	127,780	112,435
Other assets	26,269	12,137
Total assets	$816,080	$904,173

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$432	$374
Accrued liabilities	121,837	112,148
Current portion of operating lease liabilities	4,778	7,469
Deferred revenue	267,017	253,211
Total current liabilities	394,064	373,202

Deferred revenue, less current portion	150,180	119,231
Deferred tax liabilities, net	808	761
Long-term operating lease liabilities	11,270	15,419
Other liabilities	3,929	1,526

Total stockholders’ equity	255,829	394,034
Total liabilities and stockholders’ equity	$816,080	$904,173

Table III

Commvault Systems, Inc.

Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended March 31,		Year Ended March 31,
	2022	2021	2022	2021
Cash flows from operating activities
Net income (loss)	$7,988	$6,261	$33,624	$(30,954)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	2,923	2,499	10,950	15,878
Noncash stock-based compensation	28,370	23,261	105,163	84,833
Noncash change in fair value of equity securities	(737)	—	(301)	—
Impairment of intangible assets	—	—	—	40,700
Deferred income taxes	49	(92)	49	(92)
Amortization of deferred commissions cost	4,995	4,571	18,339	18,318
Impairment of operating lease assets	—	380	—	1,684
Changes in operating assets and liabilities:
Trade accounts receivable, net	5,175	4,348	(20,371)	(34,622)
Operating lease assets and liabilities, net	(116)	(438)	(925)	(1,157)
Other current assets and Other assets	5,904	4,932	3,732	11,887
Deferred commissions cost	(11,660)	(8,149)	(33,512)	(24,095)
Accounts payable	180	(224)	60	49
Accrued liabilities	13,693	10,176	10,400	10,660
Deferred revenue	28,731	21,021	48,295	31,740
Other liabilities	1,621	(3,838)	1,677	(874)
Net cash provided by operating activities	87,116	64,708	177,180	123,955
Cash flows from investing activities
Proceeds from maturity of short-term investments	—	10,845	—	43,645
Purchase of property and equipment, net	(583)	(2,182)	(3,911)	(8,176)
Purchase of equity securities	(612)	—	(4,139)	—
Business combination, net of cash acquired	(16,894)	—	(16,894)	—
Other	—	—	500	—
Net cash provided by (used in) investing activities	(18,089)	8,663	(24,444)	35,469
Cash flows from financing activities
Repurchase of common stock	(39,825)	(62,127)	(305,239)	(95,259)
Proceeds from stock-based compensation plans	6,072	13,518	29,760	20,521
Debt issuance costs	—	—	(609)	—
Net cash used in financing activities	(33,753)	(48,609)	(276,088)	(74,738)
Effects of exchange rate — changes in cash	(1,458)	(5,094)	(6,378)	16,469
Net increase (decrease) in cash and cash equivalents	33,816	19,668	(129,730)	101,155
Cash and cash equivalents at beginning of year	233,691	377,569	397,237	296,082
Cash and cash equivalents at end of year	$267,507	$397,237	$267,507	$397,237

Table IV

Commvault Systems, Inc.

Reconciliation of GAAP to Non-GAAP Financial Measures and Other Financial Information
(In thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,		Year Ended March 31,
	2022	2021	2022	2021
Non-GAAP financial measures and reconciliation:
GAAP income (loss) from operations	$11,445	$10,338	$41,566	$(22,263)
Noncash stock-based compensation (1)	27,033	22,372	103,454	82,086
FICA and payroll tax expense related to stock-based compensation (2)	991	952	3,261	2,196
Restructuring (3)	4,110	3,762	6,192	23,471
Hedvig deferred payments (4)	1,405	1,406	5,622	5,624
Amortization of intangible assets (5)	208	—	208	5,650
Impairment of intangible assets (6)	—	—	—	40,700
Acquisition costs (7)	1,379	—	1,379	—
Non-GAAP income from operations	$46,571	$38,830	$161,682	$137,464

GAAP net income (loss)	$7,988	$6,261	$33,624	$(30,954)
Noncash stock-based compensation (1)	27,033	22,372	103,454	82,086
FICA and payroll tax expense related to stock-based compensation (2)	991	952	3,261	2,196
Restructuring (3)	4,110	3,762	6,192	23,471
Hedvig deferred payments (4)	1,405	1,406	5,622	5,624
Amortization of intangible assets (5)	208	—	208	5,650
Impairment of intangible assets (6)	—	—	—	40,700
Acquisition costs (7)	1,379	—	1,379	—
Gain on sale of equity method investment (8)	—	—	(1,000)	—
Non-GAAP provision for income taxes adjustment (9)	(8,559)	(6,210)	(34,090)	(27,674)
Non-GAAP net income	$34,555	$28,543	$118,650	$101,099

Diluted weighted average shares outstanding	45,840	48,670	47,220	47,803
Non-GAAP diluted earnings per share	$0.75	$0.59	$2.51	$2.11

	Three Months Ended March 31,		Year Ended March 31,
	2022	2021	2022	2021
Subscription software and products revenue	$77,104	$53,057	$244,630	$191,296
Perpetual software and products revenue	23,385	36,298	111,857	135,547
Total software and products revenue	$100,489	$89,355	$356,487	$326,843
Subscription as a % of total software and products revenue	77%	59%	69%	59%

	Three Months Ended March 31,		Year Ended March 31,
	2022	2021	2022	2021
Subscription software and products revenue	$77,104	$53,057	$244,630	$191,296
Recurring support and services revenue	96,144	92,521	375,941	364,487
Total recurring revenue	$173,248	$145,578	$620,571	$555,783
Percentage of total revenues	84%	76%	81%	77%

Perpetual software and products revenue	$23,385	$36,298	$111,857	$135,547
Non-recurring services revenue	9,316	9,465	37,163	32,142
Total non-recurring revenue	$32,701	$45,763	$149,020	$167,689
Percentage of total revenues	16%	24%	19%	23%

Total Revenue (10)	$205,949	$191,341	$769,591	$723,472

	Measured at period ending
	March 31, 2021	December 31, 2021	March 31, 2022
Annualized Recurring Revenue (11)	$517,948	$561,226	$583,254

	Three Months Ended March 31, 2022
	Americas	EMEA	APJ	Total
Software and Products Revenue	$61,754	$27,179	$11,556	$100,489
Customer Support Revenue	49,623	25,444	9,619	84,686
Other Services Revenue	12,441	6,292	2,041	20,774
Total Revenue	$123,818	$58,915	$23,216	$205,949

	Three Months Ended March 31, 2021
	Americas	EMEA	APJ	Total
Software and Products Revenue	$53,505	$27,441	$8,409	$89,355
Customer Support Revenue	52,928	26,591	10,490	90,009
Other Services Revenue	7,326	3,167	1,484	11,977
Total Revenue	$113,759	$57,199	$20,383	$191,341

	Year Ended March 31, 2022
	Americas	EMEA	APJ	Total
Software and Products Revenue	$215,264	$103,749	$37,474	$356,487
Customer Support Revenue	202,867	104,524	39,724	347,115
Other Services Revenue	39,764	19,068	7,157	65,989
Total Revenue	$457,895	$227,341	$84,355	$769,591

	Year Ended March 31, 2021
	Americas	EMEA	APJ	Total
Software and Products Revenue	$187,027	$101,673	$38,143	$326,843
Customer Support Revenue	215,831	100,620	41,330	357,781
Other Services Revenue	21,264	12,138	5,446	38,848
Total Revenue	$424,122	$214,431	$84,919	$723,472

	Three Months Ended March 31, 2022		Year Ended March 31, 2022
	Sequential	Year Over Year	Year Over Year
Non-GAAP software and products revenue reconciliation
GAAP software and products revenue	$100,489	$100,489	$356,487
Adjustment for currency impact	505	2,300	(104)
Non-GAAP software and products revenue on a constant currency basis (12)	$100,994	$102,789	$356,383

	Three Months Ended March 31, 2022		Year Ended March 31, 2022
	Sequential	Year Over Year	Year Over Year
Non-GAAP services revenue reconciliation
GAAP services revenue	$105,460	$105,460	$413,104
Adjustment for currency impact	584	2,394	(2,451)
Non-GAAP services revenue on a constant currency basis (12)	$106,044	$107,854	$410,653

	Three Months Ended March 31, 2022		Year Ended March 31, 2022
	Sequential	Year Over Year	Year Over Year
Non-GAAP total revenue reconciliation
GAAP total revenues	$205,949	$205,949	$769,591
Adjustment for currency impact	1,089	4,694	(2,555)
Non-GAAP total revenues on a constant currency basis (12)	$207,038	$210,643	$767,036

Footnotes - Adjustments

(1)Represents noncash stock-based compensation charges associated with restricted stock units granted and our Employee Stock Purchase Plan. Those amounts are represented as follows:

	Three Months Ended March 31,		Year Ended March 31,
	2022	2021	2022	2021
Cost of services revenue	1,107	966	4,474	3,317
Sales and marketing	10,076	9,671	37,431	35,577
Research and development	9,148	7,101	33,870	24,823
General and administrative	6,702	4,634	27,679	18,369
Stock-based compensation expense	27,033	22,372	103,454	82,086

The table above excludes stock-based compensation expense related to the Company's restructuring activities described below in footnote three.

(2)Represents additional FICA and related payroll tax expenses incurred by Commvault when employees exercise in the money stock options or vest in restricted stock awards.

(3)In recent fiscal years, Commvault initiated restructuring plans to increase efficiency in its sales, marketing and distribution functions as well as reduce costs across all functional areas. These restructuring charges relate primarily to severance and related costs associated with headcount reductions, as well as the closure of offices. During the fourth quarter of fiscal 2022, Commvault initiated a restructuring plan to combine the management of its EMEA and APJ field operations. Restructuring includes stock-based compensation related to modifications of awards granted to former employees. Management believes, when used as a supplement to GAAP results, that the exclusion of these charges will help investors and financial analysts understand Commvault's operating results and underlying operational trends as compared to prior periods.

(4)In connection with the acquisition of Hedvig Inc., certain Hedvig shareholders will receive cash payments for the 30 months following the date of acquisition, subject to their continued employment with Commvault. While these payments are proportionate to these shareholders' ownership of Hedvig, under GAAP they are accounted for as compensation expense within Research and development expenses over the course of the 30 month service period. Management believes, when used as a supplement to GAAP results, that the exclusion of these non-routine expenses will help investors and financial analysts understand Commvault's operating results and underlying operational trends as compared to prior periods.

(5)Represents noncash amortization of intangible assets.

(6)In the second quarter of fiscal 2021, Commvault recorded an impairment of its acquired intangible assets. These noncash charges are not representative of ongoing costs to the business and are not expected to recur. As a result, these charges are being excluded to provide investors with a more comparable measure of costs associated with ongoing operations.

(7)During the fourth quarter of fiscal 2022, Commvault incurred costs related to the acquisition of TrapX. Management believes, when used as a supplement to GAAP results, that the exclusion of these costs will help investors and financial analysts understand Commvault's operating results and underlying operational trends as compared to other periods.

(8)Represents the gain on the sale of Commvault's equity investment in Laitek, Inc.

(9)The provision for income taxes is adjusted to reflect Commvault’s estimated non-GAAP effective tax rate of 27%.

(10)This table includes the following financial metrics that are derived from Commvault’s GAAP recognized revenue:

Subscription software and products revenue - The amounts included on this line include the software and product portion of a) non-cancellable term-based, or subscription, licenses that expire at the end of the contractual term; and b) “pay-as-you-go” utility arrangements based on product usage. These revenues are included in Software and Products Revenue on Commvault’s Consolidated Statement of Operations.

Perpetual software and products revenue - The amounts included on this line are primarily associated with revenue from the sale of perpetual software licenses. These revenues are included in Software and Products Revenue on Commvault’s Consolidated Statement of Operations.

Recurring support and services revenue - The amounts included on this line consist primarily of maintenance and support revenues associated with the sale of both subscription and perpetual software arrangements. This revenue is included in Services Revenue on Commvault’s Consolidated Statement of Operations. This line also includes revenue from software-as-a-service arrangements.

Non-recurring services revenue - The amounts included on this line are primarily revenues associated with Commvault’s installation and consultation services. These revenues are included in Services Revenue on Commvault’s Consolidated Statement of Operations.

Management believes that reviewing these metrics, in addition to GAAP results, helps investors and financial analysts understand the recurring nature of certain revenue amounts and trends as compared to prior periods.

Note that nearly all of Commvault’s software and product revenue is related to solutions that are run in the customer’s environment. As a result, as required under ASC 606, substantially all of Commvault’s software and product revenue is recognized at a point in time, when it is delivered to the customer, and not ratably over the course of a contractual period. This is the case for both perpetual software licenses and subscription software licenses. Metallic, Commvault's software-as-a-service offering is recognized over time as services revenue.

(11)    Annualized Recurring Revenue (ARR) is defined as the annualized recurring value of all active contracts at the end of a reporting period. It includes the following contract types: subscription agreements (including utility), maintenance contracts related to perpetual licenses, other extended maintenance contracts (enterprise support), managed services, and Metallic. It excludes any element of the deal arrangement that is not expected to recur, primarily perpetual licenses and most professional services. Contracts are annualized by dividing the total contract value by the number of days in the contract term, then multiplying by 365.

ARR should be viewed independently of GAAP revenue, deferred revenue and unbilled revenue and is not intended to be combined with or to replace those items. ARR is not a forecast of future revenue. Management believes that reviewing this metric, in addition to GAAP results, helps investors and financial analysts understand the value of Commvault's recurring revenue streams versus prior periods.

(12)     Revenues on a constant currency basis are calculated using the average foreign exchange rates from a previous period and applying these rates to foreign-denominated revenues in the corresponding period of fiscal 2022. The difference between revenue calculated based on these foreign exchange rates and revenues calculated in accordance with GAAP is listed as Adjustment for currency impact in the table above.